UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 7, 2017 (June 6, 2017)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2017, Comtech Telecommunications Corp. (the "Company") entered into a First Amendment (the “June 2017 Amendment”) of its $400.0 million secured credit facility with a syndicate of lenders entered into on February 23, 2016, which comprises a senior secured term loan A facility of $250.0 million (the “Term Loan Facility”) and a secured revolving loan facility of up to $150.0 million, including a $25.0 million letter of credit sublimit (the “Revolving Loan Facility” and, together, with the Term Loan Facility, the “Secured Credit Facility”), which is expected to result in increased operating and acquisition flexibility while at the same time simplifying the calculations of its financial covenants, as compared to the original terms. The June 2017 Amendment resulted in, among other things, that the:

(i)
Consolidated EBITDA definition will now more closely align with the Company's Adjusted EBITDA metric by eliminating favorable adjustments to operating income related to settlements of TCS intellectual property matters;

(ii)
Leverage Ratio will now be calculated on a “gross” basis using the quotient of Total Indebtedness (excluding unamortized deferred financing costs) divided by the Company's trailing twelve month Consolidated EBITDA. The prior Leverage Ratio was calculated on a “net” basis but did not include a reduction for any cash or cash equivalents above $50.0 million;

(iii)
Fixed Charge Coverage Ratio will now include a deduction for all cash dividends, regardless of the amount of the Company's cash and cash equivalents, and the related allowable Quarterly Dividend Amount, will now align with the Company's current quarterly dividend target of $0.10 per common share;

(iv)
Balloon, or final payment, of the Term Loan Facility, which is not due until February 23, 2021, was reduced by $22.5 million through increased borrowings from the Revolving Loan Facility, which does not expire until February 23, 2021; and

(v)	Leverage Ratios will be adjusted, in certain conditions, to provide for additional flexibility for the Company to make acquisitions.

In connection with the June 2017 Amendment, there were no changes to: (i) the committed borrowing capacity; (ii) the maturity date; or (iii) interest rates payable (except that the interest rate pricing grid will now be based on the new Leverage Ratio). The June 2017 Amendment did not result in an extinguishment for accounting purposes (as such term is defined in Accounting Standards Codification 470 - “Debt”). As a result, deferred financing costs (including incremental fees for the June 2017 Amendment) will continue to be amortized over the remaining maturity term of the Secured Credit Facility.

Terms used, but not defined, in this Form 8-K have the meanings set forth in the Secured Credit Facility, as amended by the June 2017 Amendment. The foregoing description of the June 2017 Amendment and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the June 2017 Amendment, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements with Executive Officers
On June 6, 2017, in connection with the annual renewal of change in control agreements (the “CIC Agreements”) with the executive officers (excluding the Chief Executive Officer) of Comtech Telecommunications Corp. (the “Company”), the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) approved certain amendments to the CIC Agreements. The CIC Agreements have an initial term of two years, with automatic renewals for successive one-year periods thereafter, unless either the Company or the executive gives 60 days’ notice of non-renewal.
Pursuant to the CIC Agreement, upon a Change in Control (as defined in the Company’s 2000 Stock Incentive Plan) and qualifying termination of the employment relationship, our executive officers (other than the Chief Executive Officer) are eligible to receive payments based on the level or “tier” to which the executive is assigned. All of our named executive officers are party to “tier 2” CIC Agreements with us, the terms of which are summarized below.
Before an executive could receive any severance payments or benefits, a Change in Control must occur and the executive’s employment relationship must end either due to a termination not for cause or the executive terminates the then existing employment relationship for “good reason” (as that term is defined in the CIC Agreement) during a 24 month protection period after the Change in Control. Under the CIC Agreements, “good reason” includes the assignment of any duties inconsistent in any material adverse respect with the executive’s original position, authorities or responsibilities, a material reduction in compensation (as defined in the CIC Agreement), and the relocation of employment to a location more than 50 miles from the location of the executive’s principal place of employment prior to the Change in Control.
As amended, the CIC Agreements provide that an executive’s severance will be equal to the executive’s “Annual Compensation” times the lesser of (x) the executive’s “CIC Multiple,” which is equal to a fraction, the numerator of which is the number of full months the executive was employed prior to the termination and the denominator of which is 12, or (y) 2.5. Under the amended CIC Agreements, an executive’s “Annual Compensation” is equal to the sum of (i) the greater of the executive’s base salary in effect immediately prior to the Change in Control or immediately prior to the occurrence or event that gives rise to the executive’s notice of termination plus (ii) the executive’s average “Annual Incentive Awards” paid, payable or granted during the three fiscal years preceding the executive’s termination. Under the amended CIC Agreements, “Annual Incentive Awards” are calculated based upon the value of long-term performance share awards, restricted stock, stock options or any other equity awards paid, payable or granted to the during the applicable fiscal year or any award specified by the Board in an award agreement or other equity based award that is paid, payable or granted in lieu of any annual non-equity incentive compensation for any fiscal year. The severance amount is paid in a lump sum in cash on the 52nd day following the date of the executive’s termination under the CIC Agreement. The executive’s receipt of any severance or benefits under the CIC Agreement is subject to and conditioned upon the execution and non-revocation of a general release of claims in favor of the Company.
With respect to an executive’s annual incentive award for the fiscal year in progress at the date of his or her qualifying termination (as that term is defined in the CIC Agreement) and his or her annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows: (i) any award based on pre-set performance goals based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination; and (ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the executive’s average prior years’ annual incentive amount referred to above. An executive’s stock options and other equity awards will be treated in accordance with the applicable award agreement.

The CIC Agreement (other than for executives residing in California) includes restrictive covenants, including non-competition and employee non-solicitation provisions that run during employment and for 12 months following termination. Subject to the executive’s compliance with the post-termination restrictions contained in the CIC Agreement, the executive will also be eligible to receive, at the Company’s expense, continued coverage under the Company’s medical plans for the period of time permitted under applicable law (generally, 18 months post-termination).
For a period of up to one year following the 24-month protection period after the Change in Control, termination of the executive’s employment by the Company not for cause or by the executive for good reason would entitle the executive to receive a payment equal to 1.5 times the sum of his or her base salary and their average Annual Incentive Awards actually paid, payable or granted for performance in the three fiscal years preceding the year in which the Change in Control occurs.
Under the CIC Agreement, in the event that the amounts payable to the executive in connection with a Change in Control and the termination of the executive’s employment thereafter are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, the payment to be made to the executive may be reduced if the reduction would provide the executive with a greater after-tax amount than would be the case if no such reduction took place.
Certain of our executives (other than the Chief Executive Officer and our named executive officers) are party to “tier 3” CIC Agreements with the same terms as those described above, except that such executives’ severance will be equal to the executive’s “Annual Compensation” times the lesser of (x) the executive’s “CIC Multiple,” which is equal to a fraction, the numerator of which is the number of full months executive was employed prior to the termination and the denominator of which is 12, or (y) 1.5.
The foregoing description of the CIC Agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the CIC Agreements, copies of which attached as Exhibit 10.2 (“tier 2”), Exhibit 10.3 (“tier 2” for California executives), Exhibit 10.4 ("tier 2" for divisional/subsidiary presidents), Exhibit 10.5 ("tier 2" for California divisional/subsidiary presidents) and Exhibit 10.6 (“tier 3”) to this Current Report on Form 8-K and are incorporated by reference herein.
Amendment to Chief Executive Officer Employment Agreement
On June 6, 2017, the Board approved an amendment to the Sixth Amended and Restated Employment Agreement between the Company and Fred Kornberg, the Company’s President and Chief Executive Officer. The amendment clarifies that the value of Mr. Kornberg’s “Annual Incentive Awards” aligns with the corresponding definition in the CIC Agreement described above.
The foregoing description of the amendment to Mr. Kornberg’s employment agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the amendment, which is attached as Exhibit 10.7 to this Current Report on Form 8-K and incorporated by reference herein.
Amendment to Long Term Performance Share Award Agreement
On June 6, 2017, the Committee approved certain amendments to the Company’s Long Term Performance Share Award Agreement (the “LTPS”). The amendments (i) clarify the intent and historical practice of the Committee that in the event of achievement of a Performance Goal (as defined in the LTPS) between performance levels, the number of Earned Shares (as defined in the LTPS) will be determined based upon linear interpolation and (ii) permit the Company to withhold, at the request of the participant, all taxes permitted to be withheld, rather than just the minimum statutory taxes.
The foregoing description of the amendments LTPS is only a summary, does not purport to be complete and is qualified in its entirety by reference to the LTPS, a copy of which is attached as Exhibit 10.8 to the Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
First Amendment, dated June 6, 2017, to the Credit Agreement dated as of February 23, 2016, among Comtech Telecommunications Corp., the lenders party thereto and Citibank N.A., as administrative agent and issuing bank

10.2	Form of Change in Control Agreement (Tier 2) between the Registrant and Named Executive Officers (other than the CEO and Divisional/Subsidiary Presidents) and Certain Other Executive Officers
10.3
Form of Change in Control Agreement (Tier 2) between the Registrant and Named Executive Officers (other than the CEO and Divisional/Subsidiary Presidents) and Certain Other Executive Officers (California Employees)

10.4	Form of Change in Control Agreement (Tier 2) between the Registrant and Divisional/Subsidiary Presidents
10.5	Form of Change in Control Agreement (Tier 2) between the Registrant and Divisional/Subsidiary Presidents (California Employees)
10.6	Form of Change in Control Agreement (Tier 3) between the Registrant and Certain Non-Executive Officers
10.7	Amendment to Sixth Amended and Restated Employment Agreement between Comtech and Fred Kornberg
10.8	Form of Long-Term Performance Share Award Agreement pursuant to the 2000 Stock Incentive Plan - 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMTECH TELECOMMUNICATIONS CORP.
Dated:    June 7, 2017

By:	/s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and
Chief Financial Officer